Exhibit 99.1




                                                        Contact:
                                                        CONMED Corporation
                                                        Robert Shallish
                                                        Chief Financial Officer
                                                        315-624-3206

                                                        Morgen-Walke Associates
                                                        Investors:  Lanie Marcus
                                                        Media:  Sean Leous
                                                        212-850-5600


FOR RELEASE:   7:00 AM (Eastern)   April 22, 2004

                 CONMED Reports First Quarter Financial Results

             - Total Sales Increase 13.6% (11% at Constant Currency)

          - 14.3% Increase in EPS (excluding unusual charges from 2003)

              - Arthroscopy sales increase 20.6% to $50.3 million -


Utica, New York, April 22, 2004 ----- CONMED Corporation (Nasdaq: CNMD) announced today its financial results for the first quarter ended March 31, 2004.

Sales increased 13.6% in the first quarter of 2004 to $134.0 million ($131.0 million at constant exchange rates) compared to $118.0 million in the first quarter of 2003. GAAP net income for the first quarter grew to $12.0 million, or $0.40 per diluted share, on a 3% increase in diluted shares outstanding, compared to $6.7 million, or $0.23 per diluted share, in last year's first quarter. Excluding acquisition and financing charges and a gain on a settlement of a legal dispute (please see attached reconciliation for full explanation), non-GAAP net income for the first quarter of 2003 was $10.0 million, or $0.35 per diluted share.

Key highlights for the first quarter included:

     o Linvatec, CONMED's sports medicine technology subsidiary, unveiled fourteen new products at the American Academy of Orthopedic Surgeons Annual Meeting;
     o    CONMED announced a strategic partnership with eTrauma; and
     o    CONMED  teamed up with Dolphin,  a subsidiary of OSI Systems  (Nasdaq:
          OSIS) to become its exclusive North American distributor for a full line of pulse oximetry products manufactured by Dolphin.

Sales of the Company's orthopedic products grew 15.3% to $83.8 million from $72.7 million in last year's first quarter. Arthroscopy sales increased 20.6% to $50.3 million (9.0% internal growth, 3.7% foreign currency, and 7.9% from the Bionx acquisition) compared to $41.7 million in the same period a year ago. Powered instrument sales grew 8.1% to $33.5 million (3.3% internal growth and 4.8% from foreign currency) compared to $31.0 million in the first quarter of 2003 on the continued strength of the PowerPro(R) line of products.



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CONMED NEWS RELEASE CONTINUED:           -2-                      April 22, 2004

Electrosurgery revenues were $20.2 million, an increase of 20.2%, compared to sales of $16.8 million in the 2003 first quarter. Sales of Patient Care Products increased 4.0% to $18.0 million compared to $17.3 million. Endoscopy revenues grew 2.8% to $11.0 million compared to first quarter 2003 sales of $10.7 million. The Integrated Systems product line had sales of $1.0 million in the first quarter of 2004 compared to $0.5 million in the comparable period of 2003.

Mr. Joseph J. Corasanti, President and Chief Operating Officer, said, "CONMED's sales growth in the first quarter of 2004 is a repeat of the robust performance we experienced in the fourth quarter of 2003. More than ever we believe that our dynamic strategy of adding depth to our product lines through organic development and acquisitions of companies like Bionx Implants and CORE Dynamics helped CONMED reach record sales levels. We are very pleased to see domestic Arthroscopy sales increase 7.5% organically, excluding the effects of the Bionix acquisition. Our growth was also aided by the additions of new complementary and supplementary products to an excellent sales force that continues to grow in size. We believe this strategy will result in sales growth levels consistent with or better than market growth rates."

"We also made significant progress in improving our balance sheet during the first quarter. Our strong cash flow enabled us to pay down $23 million in debt during the quarter, and we continued to make progress in managing our working capital by again reducing the days outstanding in inventory."

The Company's diluted earnings per share for the 2004 first quarter, was consistent with previously provided guidance of $0.39 to $0.43. Diluted earnings per share would have been even stronger absent two matters that occurred during the quarter. First, the Company incurred foreign currency transaction losses on certain balance sheet items due to the strengthening of the U.S. dollar during March 2004. Second, while the Company's gross margin was within the historical range, it was somewhat lower than had been anticipated as the mix of products sold favored lower margin products.

Mr. Corasanti concluded, "We remain confident that we are on the right track with our growth strategy as evidenced by our better than expected top-line growth for the quarter and our strong cash flow. The investments we have made in sales, marketing and research are beginning to bear fruit. Consequently, we reaffirm our forecast for 2004 diluted earnings per share estimate of approximately $1.70 to $1.74. As for the upcoming second quarter, our experience tells us that the Company's second quarter sales are typically slightly lower than those for the first quarter, as hospitals tend to use their newly authorized annual capital budgets to a greater extent in the first quarter. Consequently, for the three months ended June 30, 2004, we expect to generate sales of approximately $127 million to $131 million and diluted earnings per share in the range of $0.38 to $0.42.

CONMED Profile
CONMED is a medical technology company specializing in instruments, implants, and video equipment for arthroscopic sports medicine, and powered surgical instruments, such as drills and saws, for orthopedic, ENT, neuro-surgery, and other surgical specialties. The Company is also a leading developer, manufacturer and supplier of RF electrosurgery systems used routinely to cut and cauterize tissue in nearly all types of surgical procedures worldwide, endoscopy products such as trocars, clip appliers, scissors, and surgical staplers. The Company offers integrated operating room design and intensive care unit service managers. The Company also manufactures and sells a full line of ECG electrodes for heart monitoring and other patient care products. Headquartered in Utica, New York, the Company's 2,600 employees distribute its products worldwide from eleven manufacturing locations.

CONMED NEWS RELEASE CONTINUED:       -3-                          April 22, 2004

Forward Looking Information
This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company's performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, including the above mentioned anticipated revenues and earnings, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management's expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above, to prove to be correct; (ii) the risks relating to forward-looking statements discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003; (iii) cyclical purchasing patterns from customers, end-users and dealers;
(iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the possibility that any new acquisition or other transaction may require the Company to reconsider its financial assumptions and goals/targets; and/or (vii) the Company's ability to devise and execute strategies to respond to market conditions.

CONMED NEWS RELEASE CONTINUED:          -4-                       April 22, 2004

                               CONMED CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                   Three Months Ended March 31, 2003 and 2004
                     (In thousands except per share amounts)
                                   (unaudited)

                                                2003         2004
                                             ---------    ---------

Net sales ................................   $ 118,034    $ 133,964
                                             ---------    ---------

Cost of sales ............................      55,966       63,605
Cost of sales, nonrecurring - Note A .....         412         --
                                             ---------    ---------

Gross profit .............................      61,656       70,359
                                             ---------    ---------

Selling and administrative expense .......      37,145       43,793
Research and development expense .........       3,703        4,739
Write-off of purchased in-process research
  and development assets - Note B ........       7,900         --
Other expense (income), net - Note C .....      (7,658)        --
                                             ---------    ---------

                                                41,090       48,532
                                             ---------    ---------

Income from operations ...................      20,566       21,827

Loss on early extinguishment of debt .....         166         --

Interest expense .........................       5,538        3,306
                                             ---------    ---------

Income before income taxes ...............      14,862       18,521

Provision for income taxes ...............       8,194        6,482
                                             ---------    ---------

Net income ...............................   $   6,668    $  12,039
                                             =========    =========

Per share data:
    Net income
      Basic ..............................   $     .23    $     .41
      Diluted ............................         .23          .40


    Weighted average common shares
      Basic ..............................      28,876       29,303
      Diluted ............................      29,037       29,992

Note A - Included in cost of sales in the three  months ended March 31, 2003 are
------
approximately $.4 million in acquisition-related costs.
Note B - In the three months ended March 31, 2003,  we wrote off $7.9 million of
------
purchased in-process research and development assets in connection with the Bionx acquisition. No benefit for income taxes was recorded on the write-off as these costs are not deductible for income tax purposes.
Note C - Included in other expense  (income) in the three months ended March 31,
------
2003 are a $9.0 million gain on the settlement of a contractual dispute and $1.3 million in acquisition-related costs.



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CONMED NEWS RELEASE CONTINUED:            -5-                     April 22, 2004

                               CONMED CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (in thousands)

                                     ASSETS


                                                                     (unaudited)
                                                             December    March
                                                                31,        31,
                                                               2003       2004
                                                             --------   --------
Current assets:
    Cash and cash equivalents ............................   $  5,986   $  9,467
    Accounts receivable, net .............................     60,449     61,884
    Inventories ..........................................    120,945    115,214
    Deferred income taxes ................................     10,188     10,084
    Other current assets .................................      3,538      3,424
                                                             --------   --------
        Total current assets .............................    201,106    200,073
Property, plant and equipment, net .......................     97,383     96,302
Goodwill and other assets, net ...........................    506,569    504,257
                                                             --------   --------
        Total assets .....................................   $805,058   $800,632
                                                             ========   ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Current portion of long-term debt ....................   $  4,143   $  3,906
    Other current liabilities ............................     50,712     44,829
                                                             --------   --------
        Total current liabilities ........................     54,855     48,735
Long-term debt ...........................................    260,448    237,507
Other long-term liabilities ..............................     56,265     60,375
                                                             --------   --------
        Total liabilities ................................    371,568    346,617
                                                             --------   --------

Shareholders' equity:
   Capital accounts ......................................    236,948    245,520
   Retained earnings .....................................    194,473    206,512
   Accumulated other comprehensive income ................      2,069      1,983
                                                             --------   --------
        Total equity .....................................    433,490    454,015
                                                             --------   --------

         Total liabilities and shareholders' equity ......   $805,058   $800,632
                                                             ========   ========

                           OTHER FINANCIAL INFORMATION
                            (unaudited, in thousands)

                                                             Three months ended
                                                                   March 31,
                                                               2003       2004
                                                               ----       ----

Depreciation..............................................   $  2,374   $  2,645
Amortization..............................................      2,946      3,934
Capital expenditures......................................      1,710      1,620



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CONMED NEWS RELEASE CONTINUED:             -6-                    April 22, 2004

                               CONMED CORPORATION
               RECONCILIATION OF REPORTED NET INCOME TO NET INCOME
                            BEFORE NONRECURRING ITEMS
                   Three Months Ended March 31, 2003 and 2004
                     (In thousands except per share amounts)
                                   (unaudited)

                                                         2003           2004
                                                         ----           ----

Reported net income .............................      $  6,668       $ 12,039
                                                       --------       --------
Acquisition-related costs included
        in cost of sales ........................           412           --
                                                       --------       --------
Write-off of purchased in-process research
        and development assets ..................         7,900           --
                                                       --------       --------
Gain on settlement of a contractual dispute,
        net of legal costs ......................        (9,000)          --

Other acquisition related costs .................         1,342           --
                                                       --------       --------
        Total other expense (income), net .......        (7,658)          --
                                                       --------       --------

Loss on early extinguishment of debt ............           166           --
                                                       --------       --------
Nonrecurring income before income taxes .........           820           --

Provision for income taxes on nonrecurring income         2,549           --
                                                       --------       --------

Net income before nonrecurring items ............      $ 10,037       $ 12,039
                                                       ========       ========


Per share data:

Reported net income
      Basic ........................                   $   0.23       $   0.41
      Diluted ......................                       0.23           0.40


Net income before nonrecurring items
      Basic ........................                   $   0.35       $   0.41
      Diluted ......................                       0.35           0.40


Management has provided the above reconciliation of net income before nonrecurring items as an additional measure that investors can use to compare operating performance between reporting periods. Management believes this reconciliation provides a useful presentation of operating performance.